EXHIBIT 99.(a)(1)(iii)
DTC DELIVERY ELECTION FORM DTC DELIVERY ELECTION FORM THIS FORM MUST BE COMPLETED AND SUBMITTED IF PREFERRED SHARES WILL BE PRESENTED FOR REDEMPTION BY BOOK-ENTRY TRANSFER TO THE DEPOSITORY TRUST COMPANY. PLEASE FAX THIS FORM TO THE DEPOSITARY AT THE NUMBER INDICATED BELOW PRIOR TO 5:00 P.M. NEW YORK CITY TIME ON THE SAME DAY SHARES ARE PRESENTED FOR REDEMPTION. FACSIMILE COPY NUMBER: 1-781-930-4942 CONFIRM BY TELEPHONE: 1-781-930-4900. YOU MUST PROVIDE THE INFORMATION REQUESTED BELOW. FAILURE TO FURNISH THE INFORMATION REQUESTED REGARDING ACCOUNT INFORMATION WILL RESULT IN AN INCOMPLETE REDEMPTION REQUEST AND THE FUND WILL BE UNABLE TO REPURCHASE YOUR PREFERRED SHARES.

Your Name:

DTC—VOI Number:

DTC Participant Number:

Date of Entry:

Number of Preferred Shares Presented for Redemption:

Name and Telephone No. of Representative:

Mexican Account Information:

Name of Mexican Account (if different):

Bank or Broker Name (in Mexico):

Bank or Broker Address:

Securities Account No.:

Name and No. of Mexican Account Representative:

IN ADDITION, YOU MUST ADVISE THE ABOVE-NAMED MEXICAN BANK(S) OR BROKER(S) THAT SHARES WILL BE RECEIVED FOR YOUR ACCOUNT(S) FROM BANAMEX. PORTFOLIO SECURITIES RECEIVED WILL BE REGISTERED IN THE NOMINEE NAME OF THE DELIVERING PARTY ON AN INTERIM BASIS. THE SIGNOR, IN CONJUNCTION WITH THE MEXICAN

BANK/BROKER, WILL BE RESPONSIBLE FOR REREGISTERING THE PORTFOLIO SECURITIES.